Exhibit 10.19

MSCI

EQUITY INCENTIVE COMPENSATION PLAN

2007 FOUNDERS GRANT AWARD CERTIFICATE

FOR STOCK OPTIONS

MSCI 2007 FOUNDERS GRANT AWARD CERTIFICATE

FOR STOCK OPTIONS

MSCI has awarded you stock options as an incentive for you to continue to remain in Employment and provide services to the Company, from the Date of the Award through the Scheduled Vesting Dates, as provided in this Award Certificate. This Award Certificate sets forth the general terms and conditions of your 2007 Founders Grant stock option award.

The number of stock options in your award has been communicated to you separately in a term sheet delivered to you. If you are employed outside the United States, you will also receive an “International Supplement” that contains supplemental terms and conditions for your 2007 Founders Grant stock option award. This Award Certificate should be read in conjunction with the International Supplement, if applicable, in order for you to understand the terms and conditions of your stock option award.

Your stock option award is made pursuant to the Plan. References to “stock options” in this Award Certificate mean only those stock options included in your 2007 Founders Grant stock option award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purpose of the Founders Grant stock option award is, among other things, to align your interests with the interests of the Company and to reward you for your continued Employment and service to the Company in the future. In view of these purposes, you will earn each portion of your 2007 Founders Grant stock option award only if you remain in continuous Employment through the applicable Scheduled Vesting Date.

Section 409A of the Internal Revenue Code imposes rules relating to the taxation of deferred compensation, including your 2007 Founders Grant stock option award. The Company reserves the right to modify the terms of your 2007 Founders Grant stock option award, including, without limitation, the payment provisions applicable to your stock options, to the extent necessary or advisable to comply with Section 409A of the Internal Revenue Code.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 23 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 23 below have the meanings set forth in the MSCI Equity Incentive Compensation Plan (the “Plan”).

Section 1. Stock Options Generally.

Each of your stock options gives you the right to purchase one share of MSCI class A common stock at the purchase price set forth in the term sheet.

Section 2. Vesting Schedule; Failure to Comply with Restrictive Covenants.

(a) Vesting Schedule. Your stock options will vest according to the following schedule: (i) 50% of your stock options will vest on the First Scheduled Vesting Date, (ii) 25% of your stock options will vest on the Second Scheduled Vesting Date and (iii) the remaining 25% of your stock options will vest on the Third Scheduled Vesting Date. Your stock options will become exercisable upon vesting. Any fractional stock options resulting from the application of the vesting schedule will be aggregated and will vest on the First Scheduled Vesting Date. Except as otherwise provided in this Award Certificate, each portion of your stock options will vest only if you continue to serve the Company by remaining in continuous Employment through the applicable Scheduled Vesting Date. The special vesting terms set forth in Sections 5, 6, 7 and 8 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) if the Company terminates your Employment in an involuntary termination under the circumstances described in Section 6, (iii) if your Employment terminates in a Governmental Service Termination or (iv) if a Change in Control occurs and your Employment terminates in a Qualifying Termination. Vested stock options are subject to any transfer restrictions and cancellation and tax withholding provisions set forth in this Award Certificate.

Section 3. Expiration Date.

Your stock options will expire on the Expiration Date, assuming your Employment continues until that date. If your Employment terminates before the Expiration Date, any of your stock options that were vested at the time of the termination of your Employment will expire on the earlier of (i) 90 days following your termination and (ii) the Expiration Date. Special exercisability periods and cancellation provisions apply if your Employment terminates under certain circumstances. See Sections 5, 6, 7, 8 and 9 below for details.

Section 4. Exercise.

When you exercise your stock options, you may pay the exercise price in the following ways: (a) in cash; (b) in shares of MSCI class A common stock; or (c) in a combination of cash and shares. Any shares that you tender to pay the exercise price will be valued at their fair market value on the exercise date, using a valuation methodology established by MSCI. MSCI may also allow you to make a “cashless” exercise of stock options (in which the payment of the exercise price is funded by a sale of shares by a broker) or to exercise your stock options through a net-share settlement.

MSCI may implement policies and procedures regarding the availability of any of the foregoing exercise methods or to facilitate cashless exercises. Your exercise and payment must conform to the policies and procedures that MSCI implements from time to time.

Your stock options are considered to be exercised in the order in which they vested.

Section 5. Death and Disability.

The following special vesting and exercisability terms apply to your stock options:

(a) Termination of Employment due to Death. If your Employment terminates due to your death, all of your unvested stock options will vest on the date your Employment terminates. Your stock options will remain exercisable until the Expiration Date and your beneficiary or the legal representative of your estate, as applicable, may exercise such stock options during this period.

(b) Death after Termination of Employment. If you die after the termination of your Employment, the beneficiary you have designated pursuant to Section 13 or the legal representative of your estate, as applicable, may exercise any vested stock options that you held at the time of your death to the extent and for the period that you would have been permitted to exercise your stock options at the time of your death.

(c) Termination of Employment due to Disability. If your Employment terminates due to Disability, all of your unvested stock options will vest on the date your Employment terminates and remain exercisable until the Expiration Date.

Section 6. Involuntary Termination by the Company.

If the Company terminates your employment under circumstances not involving Cause, your unvested stock options will vest on the date your employment with the Company terminates; provided that you sign an agreement and release satisfactory to the Company. Your stock options will remain exercisable until the later of (i) 90 days after the Third Scheduled Vesting Date and (ii) 90 days after the date your Employment with the Company terminates, but in no event after the Expiration Date.

Section 7. Governmental Service Termination.

If your Employment terminates in a Governmental Service Termination, then all of your unvested stock options will vest on the date of your Governmental Service Termination and will remain exercisable until the earlier of (i) 90 days following your termination and (ii) the Expiration Date.

Section 8. Change in Control and Qualifying Termination.

In the event of a Change in Control and the termination of your employment due to a Qualifying Termination, all stock options shall automatically vest and will remain exercisable until the Expiration Date.

Section 9. Termination of Employment and Cancellation of Awards.

(a) Cancellation of Unvested Awards. Your unvested stock options will be canceled and forfeited in full if your Employment terminates for any reason other than under the circumstances set forth in this Award Certificate for death, Disability, Governmental Service Termination, an involuntary termination by the Company described in Section 6 or a Qualifying Termination following a Change in Control.

(b) General Treatment of Vested Awards. Except as otherwise provided in this Award Certificate, you may continue to exercise any stock options that were vested at the time of the termination of your Employment for 90 days following the termination of your Employment (but not later than the Expiration Date).

Section 10. Tax and Other Withholding Obligations.

Pursuant to rules and procedures that MSCI establishes (including those in Section 11), you may elect to satisfy the tax or other withholding obligations arising upon exercise of your stock options by having MSCI withhold shares of MSCI class A common stock or by tendering shares of MSCI class A common stock, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the fair market value of MSCI class A common stock on the later of (i) the date your stock options are exercised or (ii) the date the shares of MSCI class A common stock are delivered, using a valuation methodology established by MSCI.

In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, MSCI may limit the amount of shares that you may have withheld or that you may tender.

Section 11. Satisfaction of Obligations.

Notwithstanding any other provision of this Award Certificate, MSCI may, in its sole discretion, take various actions affecting your stock options in order to collect amounts sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. These actions include the following:

(a) In connection with the exercise of your stock options, MSCI may withhold a number of shares sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. The Company shall determine the number of shares to be withheld by dividing the dollar value of your obligation to the Company and any tax or other withholding obligations by the fair market value of MSCI class A common stock on the date of exercise, or, if later, on the date the shares of MSCI class A common stock are delivered.

(b) MSCI may, at any time, cancel any of your unexercised stock options in a quantity sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. Any canceled stock options will be considered to have a value equal to the difference between the fair market value of the underlying shares of MSCI class A common stock, determined on the date of cancellation, and the exercise price. Such amount, less any applicable withholding taxes, will be credited against your obligation.

MSCI’s determination of the amount that you owe the Company shall be conclusive. The fair market value of MSCI class A common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by MSCI.

Section 12. Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your stock options, other than as provided in Section 13 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution or as otherwise provided for by the Committee. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, stock options may be exercised only by you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of MSCI, shall all be bound by, and shall benefit from, the terms and conditions of your award.

Section 13. Designation of a Beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the shares to be paid under this Award Certificate in the event of your death or, following your death, to exercise any stock options that have become exercisable and have not expired or been canceled. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with the Company’s Human Resources Department.

Any shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. Any stock options that remain exercisable following your death, and as to which a designation of a beneficiary is not in effect, will be exercisable by the legal representative of your estate.

You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares or exercise stock options under this award, MSCI may determine in its sole discretion to deliver the shares in question to your estate or to allow the representative of your estate to exercise the stock options in question. MSCI’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such stock options.

Section 14. Ownership and Possession.

(a) Generally. You will not have any rights as a stockholder in the shares of MSCI class A common stock subject to your stock options until such shares are delivered to you following the exercise of your stock options. Delivery of shares to you will be effected by entry of your name in the share register of MSCI or by such other procedure as may be authorized by MSCI.

(b) Following Exercise. Subject to Section 9, following exercise of your stock options you will be the beneficial owner of the Option Shares delivered to you and, upon such delivery, you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

Section 15. Securities Law Compliance Matters.

The Administrator may, if it determines it is appropriate, affix any legend to the stock certificates representing shares of MSCI class A common stock issued upon exercise of your stock options (and any stock certificates that may subsequently be issued in substitution for the original certificates). MSCI may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.

Section 16. Compliance with Laws and Regulation.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon exercise of your stock options (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

Section 17. No Entitlements.

(a) No Right to Continued Employment. This stock option award is not an Employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an

“at-will” employee of the Company or your employment status with a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your Employment or as giving you any right to continue in the employ of the Company or a Related Employer during any period (including without limitation the period between the Date of the Award and any of the First Scheduled Vesting Date, the Second Scheduled Vesting Date, the Third Scheduled Vesting Date or the Expiration Date or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Company following any termination of Employment.

(b) No Right to Future Awards. This award, and all other awards of stock options and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of stock options or any other equity-based award at any time in the future or in respect of any future period.

(c) No Effect on Future Employment Compensation. MSCI has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation. In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

Section 18. Consents under Local Law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

Section 19. Award Modification.

MSCI reserves the right to modify or amend unilaterally the terms and conditions of your stock options, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. These amendments may include (but are not limited to) changes that MSCI considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. MSCI may not modify your stock options in a manner that would materially impair your rights in your stock options without your consent; provided, however, that MSCI may, without your consent, amend or modify your stock options in any manner that MSCI considers necessary or advisable to comply with any Legal Requirement or to ensure that your stock options are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to exercise. MSCI will notify you of any amendment of your stock options that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources, the Chief Administrative Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.

Section 20. Severability.

In the event MSCI determines that any provision of this Award Certificate would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void and this Award Certificate will be construed and enforced as if the provision had not been included in this Award Certificate as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

Section 21. Successors.

This Award Certificate shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Certificate or the Plan.

Section 22. Governing Law.

This Award Certificate and the related legal relations between you and MSCI will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

Section 23. Defined Terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

“Board” means the Board of Directors of MSCI.

“Cause” means:

(a) any act or omission which constitutes a breach of your obligations to the Company or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Company;

(b) your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company; or

(c) your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or of any policy of the Company relating to compliance with any of the foregoing.

A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(a) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by the Company or any of its Subsidiaries, (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person(s) any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided, however, that the provisions of this subsection (a) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (c) below;

(b) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any Spin-off of the Company will not trigger a Change in Control pursuant to this subsection (b); provided, further, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; and provided, further, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-ll or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be a member of the Existing Board;

(c) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of the Company stock (or if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of the Company common stock or the combined voting power of the Company’s then outstanding voting securities shall not be considered a Change in Control; or

(d) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Company common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (a) through (d) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A and the regulations and guidance thereunder. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any one person or more than one person acting as a group that is considered to effectively control the Company.

Terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

“Company” means MSCI and all of its Subsidiaries.

“Date of the Award” means November [    ], 2007.

“Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Company and applicable to you.

“Employed” and “Employment” refer to Employment with the Company and/or Related Employment.

“Exercise Price” means [            ]1 per share.

“Expiration Date” means November [    ], 2017.2

“First Scheduled Vesting Date” means November [    ], 2009. 3

“Good Reason” means:

(a) As determined by the Compensation Committee or any of its designees, a materially adverse alteration in the employee’s position or in the nature or status of the employee’s responsibilities from those in effect immediately prior to the Change in Control; or

[1]	The IPO offering price.
[2]	This date will be 10 years after the Date of the Award.
[3]	This date will be 2 years after the Date of the Award.

(b) the Company’s requiring the employee’s principal place of employment to be located more than 75 miles from the location where the employee is principally employed at the time of the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with the employee’s business travel obligations in the ordinary course of business prior to the Change in Control).

“Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

“Governmental Service Termination” means the termination of your Employment as a result of accepting employment at a Governmental Employer and you provide the Company with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in MSCI equity awards or continued ownership in MSCI class A common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

“MSCI” means MSCI Inc., a Delaware corporation, which is registered to do business in New York as NY MSCI Inc.

“Option Shares” means the number of shares of MSCI class A common stock underlying the portion of your stock options being exercised less the aggregate number of shares of common stock, if any, tendered, withheld or disposed of (including any shares disposed of in a cashless or net-share settlement exercise) to pay the exercise price and tax or other withholding obligation arising upon such exercise.

“Plan” means the 2007 MSCI Equity Incentive Compensation Plan.

A “Qualifying Termination” means the termination of your Employment within 18 months following a Change in Control (a) if the Company terminates your Employment under circumstances not involving Cause or (b) you resign from Employment for Good Reason.

“Related Employment” means your employment with Morgan Stanley or any other employer other than the Company (such employer, herein referred to as a “Related Employer”), provided that such employment is recognized by the Company in its discretion as Related Employment; and, provided further that the Company may (1) determine at any time in its sole discretion that employment that was recognized by the Company as Related Employment no longer qualifies as Related Employment, and (2) condition the designation and benefits of Related Employment on such terms and conditions as the Company may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Company, or otherwise modify your and the Company’s respective rights and obligations. Notwithstanding the foregoing, so long as Morgan Stanley has any equity ownership in the Company, any employment with Morgan Stanley shall constitute Related Employment.

“Scheduled Vesting Date” means the First Scheduled Vesting Date, the Second Scheduled Vesting Date and the Third Scheduled Vesting Date as the context requires.

“Second Scheduled Vesting Date” means November [    ], 2010.4

“Spin-off” means a tax-free distribution of the shares of MSCI common stock held by Morgan Stanley to its shareholders (including a distribution in exchange for Morgan Stanley shares or securities) or another similar transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code or any corresponding provision of any successor statute.

“Subsidiary” means (i) a corporation or other entity with respect to which MSCI, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which MSCI, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

“Third Scheduled Vesting Date” means November [    ], 2011. 5

[4]	This date will be 3 years after the Date of the Award.
[5]	This date will be 4 years after the Date of the Award.

IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Certificate as of the Date of the Award.

MSCI

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APPENDIX A

Designation of Beneficiary(ies) Under

MSCI 2007 Equity Incentive Compensation Plan

This Designation of Beneficiary shall remain in effect with respect to all awards issued to me under any MSCI equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

	Beneficiary(ies) Name(s)	Relationship	Percentage

(1)

(2)

(3)

(4)

Address(es) of Beneficiary(ies):

(1)

(2)

(3)

(4)

Contingent Beneficiary

Please also indicate any contingent beneficiary and to which beneficiary above such interest relates.

	Beneficiary(ies) Name(s)	Relationship	Nature of Contingency

Address(es) of Contingent Beneficiary(ies):

Name: (please print)	Date:

Signature

Please sign and return this form to MSCI’s Human Resources Department.